Exhibit 99.1

THE VITA COCO COMPANY REPORTS FIRST QUARTER 2022 FINANCIAL RESULTS

First Quarter Net Sales Increased 28% to $96 Million

Company On Pace to Achieve Fiscal Year 2022 Net Sales Growth Guidance of 16-20%

NEW YORK, May 11, 2022 (GLOBE NEWSWIRE) - - The Vita Coco Company, Inc. (NASDAQ: COCO) (“Vita Coco” or the "Company”), a leading high-growth platform of better-for-you beverage brands, today announced financial results for the first quarter ended March 31, 2022.

First Quarter 2022 Highlights Compared to Prior-Year Period

•Net sales grew 28% to $96 million driven by continued strong 38% growth of Vita Coco Coconut Water

•Gross profit was $19 million, or 20% of net sales, down from $24 million, or 32% of net sales primarily due to increased transportation costs

•Net income attributable to shareholders was $2 million, or $0.04 per diluted share, which benefited from a non-cash gain of $8.7 million from the mark-to-market changes in fair value on derivative instruments, compared to net income attributable to shareholders of $2 million, or $0.03 per diluted share in the first quarter of 2021

•Non-GAAP Adjusted EBITDA1 was a loss of $3 million compared to income of $6 million

Michael Kirban, the Company’s Co-Founder and Executive Chairman, stated, “In the face of a challenging operating environment and global macro headwinds, we remain focused on growth as our top priority. Our flagship Vita Coco Coconut Water brand continues to gain share of the growing coconut water category and, according to IRI, the Vita Coco brand now commands 50% value share in tracked channels, up from 43% compared to a year ago2. Our household penetration has reached 11%, up approximately 170 basis points compared to a year ago according to data from Numerator, which represents approximately 2.4 million incremental households versus the prior year2. Given our strong consumer trends and distribution gains, we believe our brand can support further price increases which we are planning to implement in the remainder of 2022 and which, on an annualized basis, we believe in 2023 should fully offset the current transportation cost levels. We remain committed to fueling our Company’s long-term growth ambition through a combination of strong coconut water category growth, share gains in the broader premium, functional beverage segment through continued distribution gains and household penetration, and successful beverage innovations in coconut water and better-for-you adjacencies.”

Martin Roper, the Company’s Chief Executive Officer, said, “We are encouraged by the continued strong consumer demand for our products, and are pleased with our supply chain’s ability to meet that demand, but it’s no secret the ocean freight and domestic logistics environment remain very volatile. Even with these challenges, we remain confident we can meet our 16-20% net sales growth range this year. We continue to believe that the transportation cost situation will eventually normalize, and as such, we have remained strategically patient in entering into long-term ocean contracts to preserve our ability to expand our margins once costs subside. In the meantime, we are increasing our efforts to offset the pressure on our margins through more aggressive cost efficiencies initiatives and by taking front line price increases on our branded business in the second half of the year, on top of those planned in the second quarter. We are revising our full year Adjusted EBITDA guidance3 to account for the increased cost pressure we are facing, and remain confident that all the additional measures we are initiating will help us mitigate current cost inflation pressures for the balance of the year.”

First Quarter 2022 Consolidated Results

Net sales increased $21 million, or 28%, to $96 million for the first quarter ended March 31,2022, compared to $75 million for the first quarter ended March 31, 2021. The increase in net sales was driven by increased case equivalents ("CE") volume coupled with some benefits from pricing actions, including reduced promotional activities.

Gross profit was $19 million for the first quarter of 2022 compared to $24 million for the first quarter of 2021. Gross margin decreased approximately 12 percentage points to 20% for the first quarter of 2022 compared to 32% in the same period last year. The decline in gross margin was primarily driven by increased transportation costs due to the global shipping environment and ports constraints including very high containers detention and demurrage costs, which were only partially offset by pricing actions. Cost of goods per CE were up 19% for the quarter, primarily reflecting the significant transportation costs pressure first experienced in 2021 and that has remained.

Selling, general and administrative expenses in the first quarter of 2022 were $25 million, compared to $20 million in the same prior year period. The increase was largely due to ongoing public company costs, with increased spending in professional fees and personnel related expenses.

Net income attributable to shareholders was $2 million, or $0.04 per diluted share for the first quarter of 2022, compared to net income of $2 million, or $0.03 per diluted share in the prior year period. Net income in the first quarter of 2022 benefited from a non-cash gain of $8.7 million from mark-to-market changes in fair value on the derivative instruments, which was offset by the decrease in gross profit relative to last year.

Adjusted EBITDA1 for the first quarter of 2022 was a loss of $3 million, compared to a gain of $6 million in the first quarter of 2021. The decrease in Adjusted EBITDA1 was primarily driven by the decrease in gross profit.

Balance Sheet

As of March 31, 2022, the Company had cash and cash equivalents of $18 million and $12 million of debt under a revolving credit facility, compared to $29 million and $0, respectively as of December 31, 2021. The decrease in net cash was primarily driven by working capital seasonality. Inventories as of March 31, 2022 totaled $65 million compared to $75 million as of December 31, 2021. On March 31, 2022, there were 55,585,227 shares of common stock outstanding.

Fiscal Year 2022 Full Year Outlook

The Company is providing the following guidance:

a.Continue to expect net sales in the range of $440-455 million, representing a growth of approximately 16-20% compared to fiscal year 2021.
b.Expect gross margin improvement for the remainder of 2022 compared to the first quarter. Anticipate full year gross margins in the mid 20%’s due to the continued expectation of elevated transportation costs, partially offset by the benefit of higher net pricing and accelerated efficiency initiatives.
c.Forecast Adjusted EBITDA3 in the range of $27-32 million reflecting higher than anticipated transportation costs in the first quarter. The Company believes that the actions it is undertaking in pricing and cost initiatives will enable it to achieve its original Adjusted EBITDA expectations for the balance of the year.

Footnotes:
(1)Adjusted EBITDA represents earnings before income, taxes, depreciation, and amortization as adjusted for certain items as set forth in the reconciliation table of U.S. GAAP to non-GAAP information and is a measure calculated and presented on the basis of methodologies other than in accordance with GAAP. Please refer to the Use of Non-GAAP Financial Information herein for further discussion and reconciliation of this measure to GAAP measures.
(2)Custom Research by The Vita Coco Company, IRI Total US MULO+C 52-Weeks Ending 3/27/22. Numerator data as of 52-Weeks Ending 3/31/2022.
(3) GAAP Net Income 2022 outlook is not provided due to the inherent difficulty in quantifying certain amounts due to a variety of factors including the unpredictability in the movement in foreign currency rates, as well as future charges or reversals outside of the normal course of business.

Conference Call and Webcast Details

The Vita Coco Company will host a conference call and webcast at 5:00 p.m. ET today to discuss these results. The conference call can be accessed by dialing (800) 547-1866 or for international callers by dialing (224) 619-3907, conference ID 9653839. A replay of the conference call will be available through May 25, 2022 by dialing (855) 859-2056 or for international callers by dialing (404) 537-3406, conference ID 9653839. A slide presentation to support the webcast, and the live audio webcast will be accessible in the “Events” section of the Company’s Investor Relations website at https://investors.thevitacococompany.com. An archived replay of the webcast will be available shortly after the live event has concluded.

About The Vita Coco Company

The Vita Coco Company was co-founded in 2004 by Chairman Michael Kirban and Ira Liran. Pioneers in the functional beverage category, The Vita Coco Company’s brands include the leading coconut water, Vita Coco; clean energy drink Runa; sustainable enhanced water, Ever & Ever; and protein-infused water, PWR LIFT. With its ability to harness the power of people and plants, and balance purpose and profit, The Vita Coco Company has created a modern beverage platform built for current and future generations.

The company is a B Corp™ and is incorporated as a Public Benefit Corporation.

Contacts
Investor:
John Mills
Managing Partner
646-277-1254
investors@thevitacococompany.com

Non-GAAP Financial Measures

In addition to disclosing results determined in accordance with U.S. GAAP, the Company also discloses certain non-GAAP results of operations, including, but not limited to, Adjusted EBITDA, that include certain adjustments or exclude certain charges and gains that are described in the reconciliation table of U.S. GAAP to non-GAAP information provided at the end of this release. These non-GAAP measures are a key metric used by management and our board of directors to assess our financial performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance and because we believe it is useful for investors to see the measures that management uses to evaluate the Company. In addition, we believe the presentation of these measures is useful to investors for period-to-period comparisons of results as the items described below in the reconciliation tables do not reflect ongoing operating performance.

These measures are not in accordance with, or an alternative to, U.S. GAAP, and may be different from non-GAAP measures used by other companies. In addition, other companies, including companies in our industry, may calculate such measures differently, which reduces its usefulness as a comparative measure. Investors should not rely on any single financial measure when evaluating our business. This information should be considered as supplemental in nature and is not meant as a substitute for our operating results in accordance with U.S. GAAP. We recommend investors review the U.S. GAAP financial measures included in this earnings release. When viewed in conjunction with our U.S. GAAP results and the accompanying reconciliations, we believe these non-GAAP measures provide greater transparency and a more complete understanding of factors affecting our business than U.S. GAAP measures alone.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including but not limited to, statements regarding our future financial and operating performance, including our GAAP and non-GAAP guidance, our strategy, projected costs, prospects, expectations, plans, objectives of management, supply chain predictions and expected net sales and category share growth.

The forward-looking statements in this release are only predictions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our business, financial condition and results of operations. Forward-looking statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Forward-looking statements involve a number of risks, uncertainties or other factors beyond the Company’s control. These factors include, but are not limited to, those discussed under the caption “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended on December 31, 2021 filed with the U.S. Securities and Exchange Commission ("SEC") on March 14, 2022 and our other filings with the SEC as such factors may be updated from time to time and which are accessible on the SEC’s website at www.sec.gov and the Investor Relations page of our website at www.vitacoco.com. Any forward-looking statements contained in this press release speak only as of the date hereof and accordingly undue reliance should not be placed on such statements. We disclaim any obligation or undertaking to update or revise any forward-looking statements contained in this press release, whether as a result of new information, future events or otherwise, other than to the extent required by applicable law.

Website Disclosure

We intend to use our websites, vitacoco.com and investors.thevitacococompany.com, as a means for disclosing material non-public information and for complying with the SEC's Regulation FD and other disclosure obligations.

THE VITA COCO COMPANY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(Amounts in thousands, except share data)

	March 31, 2022	December 31, 2021
Assets
Current assets:
Cash and cash equivalents	$17,986	$28,690
Accounts receivable, net of allowance of $1,128 at March 31, 2022, and $1,301 at December 31, 2021	57,084	47,195
Inventory	64,595	75,360
Supplier advances	1,387	1,170
Derivative assets	6,242	126
Prepaid expenses and other current assets	22,916	20,718
Total current assets	170,210	173,259
Property and equipment, net	2,521	2,473
Goodwill	7,791	7,791
Intangible assets, net	7,629	7,934
Supplier advances	5,473	2,808
Deferred tax assets, net	1,238	1,265
Other assets	3,466	1,954
Total assets	198,328	197,484
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	21,522	28,338
Accrued expenses and other current liabilities	35,672	42,399
Notes payable, current	26	28
Derivative liabilities	607	3,197
Total current liabilities	57,827	73,962
Credit facility	12,000	—
Notes payable	42	48
Other long-term liabilities	776	301
Total liabilities	70,645	74,311

Stockholders’ equity:
Common stock, $0.01 par value; 500,000,000 shares authorized; 61,791,427 and 61,764,582 shares issued at March 31, 2022 and December 31, 2021, respectively 55,585,227 and 55,558,382 shares outstanding at March 31, 2022 and December 31, 2021, respectively	618	618
Additional paid-in capital	137,267	134,730
Retained earnings	49,596	47,369
Accumulated other comprehensive loss	(870)	(616)
Treasury stock, 6,206,200 shares at cost as of March 31, 2022, and 6,206,200 shares at cost as of December 31, 2021	(58,928)	(58,928)
Total stockholders’ equity attributable to The Vita Coco Company, Inc.	127,683	123,173
Total liabilities and stockholders’ equity	$198,328	$197,484

THE VITA COCO COMPANY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(Amounts in thousands, except for share and per share data)

	Three Months Ended March 31,
	2022	2021
Net sales	$96,448	$75,450
Cost of goods sold	77,385	51,366
Gross profit	19,063	24,084
Operating expenses
Selling, general and administrative	24,801	19,778
Income (Loss) from operations	(5,738)	4,306
Other income (expense)
Unrealized gain/(loss) on derivative instruments	8,706	(1,355)
Foreign currency gain/(loss)	(101)	(600)
Interest income	7	35
Interest expense	(27)	(79)
Total other income (expense)	8,585	(1,999)
Income before income taxes	2,847	2,307
Income tax expense	(620)	(667)
Net income	2,227	1,640
Net income/(loss) attributable to noncontrolling interest	—	(5)
Net income attributable to The Vita Coco Company, Inc.	$2,227	$1,645
Net income attributable to The Vita Coco Company, Inc. per common share
Basic	$0.04	$0.03
Diluted	$0.04	$0.03
Weighted-average number of common shares outstanding
Basic	55,561,896	53,811,092
Diluted	55,700,388	54,138,192

THE VITA COCO COMPANY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(Amounts in thousands)

	Three Months Ended March 31,
	2022	2021
Cash flows from operating activities:
Net income	$2,227	$1,640
Adjustments required to reconcile net income to cash flows from operating activities:
Depreciation and amortization	470	525
Bad debt expense	65	40
Unrealized (gain)/loss on derivative instruments	(8,706)	1,355
Stock-based compensation	2,386	487
Noncash lease expense	258	—
Changes in operating assets and liabilities:
Accounts receivable	(10,186)	(13,065)
Inventory	10,608	(10,138)
Prepaid expenses, net supplier advances, and other assets	(5,299)	(2,699)
Accounts payable, accrued expenses, and other liabilities	(14,371)	6,014
Net cash provided by (used in) operating activities	(22,548)	(15,841)
Cash flows from investing activities:
Cash paid for property and equipment	(244)	(55)
Proceeds from sale of property and equipment	—	4
Net cash used in investing activities	(244)	(51)
Cash flows from financing activities:
Proceeds from exercise of stock options/warrants	152	9
Borrowings on credit facility	12,000	7,000
Cash received (paid) on notes payable	(8)	39
Cash paid to acquire treasury stock	—	(50,003)
Net cash used in financing activities	12,144	(42,955)
Effects of exchange rate changes on cash and cash equivalents	(56)	53
Net decrease in cash and cash equivalents	(10,704)	(58,794)
Cash and cash equivalents at beginning of the period	28,690	72,181
Cash and cash equivalents at end of the period	$17,986	$13,387

RECONCILIATION FROM GAAP NET INCOME TO NON-GAAP ADJUSTED EBITDA

	Three Months Ended March 31,
	2022	2021
(in thousands)
Net income	$2,227	$1,640
Depreciation and amortization	470	525
Interest income	(7)	(35)
Interest expense	27	79
Income tax expense	620	667
EBITDA	3,337	2,876
Stock-based compensation (a)	2,386	487
Unrealized (gain)/loss on derivative instruments (b)	(8,706)	1,355
Foreign currency (gain)/loss (b)	101	600
Other adjustments (c)	—	504
Adjusted EBITDA	$(2,882)	$5,822
(a)Non-cash charges related to stock-based compensation, which vary from period to period depending on volume and vesting timing of awards. We adjusted for these charges to facilitate comparison from period to period.
(b)Unrealized gains or losses on derivative instruments and foreign currency gains or losses are not considered in our evaluation of our ongoing performance.
(c)Reflects other charges inclusive of legal costs and other non-recurring expenses mostly related to our public company readiness preparation.

SUPPLEMENTAL INFORMATION

	NET SALES
	Three Months Ended March 31,
(in thousands)	2022	2021
Americas segment
Vita Coco Coconut Water	$58,855	$42,189
Private Label	23,080	19,208
Other	2,676	2,454
Subtotal	84,611	63,851
International segment
Vita Coco Coconut Water	8,349	6,489
Private Label	2,765	2,922
Other	723	2,188
Subtotal	11,837	11,599
Total net sales	$96,448	$75,450

	COST OF GOODS SOLD & GROSS PROFIT
	Three Months Ended March 31,
(in thousands)	2022	2021
Cost of goods sold
Americas segment	68,315	42,734
International segment	9,070	8,632
Total cost of goods sold	$77,385	$51,366
Gross profit
Americas segment	16,296	21,117
International segment	2,767	2,967
Total gross profit	$19,063	$24,084
Gross margin
Americas segment	19.3%	33.1%
International segment	23.4%	25.6%
Consolidated	19.8%	31.9%

SUPPLEMENTAL INFORMATION

	VOLUME (CE)
	Three Months Ended March 31,
(in thousands)	2022	2021
Americas segment
Vita Coco Coconut Water	6,295	4,661
Private Label	2,730	2,260
Other	366	255
Subtotal	9,391	7,176

International segment*
Vita Coco Coconut Water	1,206	998
Private Label	413	388
Other	13	113
Subtotal	1,632	1,499
Total volume (CE)	11,023	8,675
Note: A CE is a standard volume measure used by management which is defined as a case of 12 bottles of 330ml liquid beverages or the same liter volume of oil.
*International Other excludes minor volume that is treated as zero CE